Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-205245, 333-209829 and 333-216728) of Alarm.com Holdings, Inc., of our report dated May 23, 2017, with respect to the combined financial statements of the Connect and Piper Business of Icontrol Networks, Inc. included in this Current Report on Form 8-K/A of Alarm.com Holdings, Inc.

/s/ Ernst & Young LLP

San Jose, California
May 23, 2017